Registration No. 333-31252
                                                                Rule 424(b)(3)

           Supplement to Prospectus Supplement Dated August 27, 1999

                   Structured Asset Securities Corporation,
             Mortgage Pass-Through Certificates, Series 1999-ALS3

                          Aurora Loan Services Inc.,
                                Master Servicer

         On August 30, 1999, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1999-ALS3, Class 1-CB, 1-PO, 2-NC, 2-PO, B1, B2, B3 and R (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $247,020,788. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of two pools of fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Aurora Loan Services Inc., as master servicer, and U.S. Bank National Association, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Loan Services Inc., the master servicer.

         This supplement to the above-referenced Prospectus Supplement and the related prospectus dated January 15, 1999 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

                                 Underwriter:

                                LEHMAN BROTHERS

March 31, 2000

         The table set forth under the heading The Master Servicer on page S-46 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

                        Delinquencies and Foreclosures
                             (Dollars in Millions)

                                                                             As of December 31,
                                                                                   1999(3)
                                                                                   -------

      Total balance of mortgage loans serviced..........................              $3,870
      Percentage of mortgage loans delinquent by
        period of delinquency(1)(2)
        30 to 59 days...................................................                4.03%
        60 to 89 days...................................................                1.19
        90 days or more.................................................                0.30
                                                                            ----------------
      Total percentage of mortgage loans
        delinquent(1)(2)................................................                5.52%
      In foreclosure (excluding Bankruptcies)...........................                1.11
      In bankruptcy.....................................................                1.15
                                                                            ----------------
      Total(2)..........................................................                7.78%
  ----------
  (1) Delinquency information is for conventional loans only, excluding bankruptcies.
  (2) Percentages are based on the number of mortgage loans.
  (3) A weighted average of the "MBS method" for conventional loans and the
      "ABS method" for subprime loans is
      used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the
      ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

         The information contained in the tables entitled "Mortgage Rates - Pool 1," "Cut-off Date Scheduled Principal Balances - Pool 1," "Mortgage Rates
- Pool 2" and "Cut-off Date Scheduled Principal Balances - Pool 2" under the heading "Description of the Mortgage Pools" on pages S-34, S-36, S-39 and S-40, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Rates and Mortgage Loan Balances of only those Mortgage Loans serviced by Aurora Loan Services Inc.:

                                         Mortgage Rates - Pool 1

                                                                 Aggregate         Percent of Mortgage
                                                                 Scheduled          Loans by Aggregate
             Range of                     Number of              Principal         Scheduled Principal
         Mortgage Rates (%)              Mortgage Loans           Balance                Balance
-------------------------------          --------------        ------------        -------------------
         7.001 to 7.500                       1                 $308,318.01              46.35%
         8.001 to 8.500                       1                 $356,866.33              53.65%
                                         --------------        ------------        -------------------
             Total............                2                 $665,184.34             100.00%
                                         ==============        ============        ===================

                       The weighted average Mortgage Rate is approximately 7.84% per annum.



                                  Cut-off Date Scheduled Principal Balances - Pool 1

                                                                         Aggregate         Percent of Mortgage
                                                                         Scheduled          Loans by Aggregate
             Range of                          Number of                 Principal         Scheduled Principal
    Scheduled Principal Balances            Mortgage Loans                Balance                Balance
----------------------------------          --------------              ------------        -------------------
 300,000.01  to 350,000.00........                1                      $308,318.01            46.35%
 350,000.01  to 400,000.00........                1                      $356,866.33            53.65%
                                            --------------              ------------        -------------------
               Total..............                2                      $665,184.34           100.00%
                                            ==============              ============        ===================

                The average Cut-off Date Scheduled Principal Balance is approximately $332,592.17.


                                             Mortgage Rates - Pool 2

                                                                            Aggregate         Percent of Mortgage
                                                                            Scheduled          Loans by Aggregate
               Range of                                                     Principal         Scheduled Principal
         Mortgage Rates (%)              Number of Mortgage Loans            Balance                Balance
----------------------------------       ------------------------         --------------      --------------------
           7.001 to 7.500                           12                     $3,763,159.29            13.50%
           7.501 to 8.000                           21                    $12,116,399.21            43.47%
           8.001 to 8.500                           23                     $5,763,349.54            20.67%
           8.501 to 9.000                            9                     $6,233,174.57            22.36%
                                         ------------------------         --------------      --------------------
                  Total..............               65                    $27,876,082.61           100.00%
                                         ========================         ==============      ====================

                                     The weighted average Mortgage Rate is approximately 8.06% per annum.



                                   Cut-off Date Scheduled Principal Balances - Pool 2

                                                                             Aggregate            Percentage of
                                                                             Scheduled          Mortgage Loans by
               Range of                          Number of                   Principal         Aggregate Principal
   Scheduled Principal Balances ($)            Mortgage Loans                 Balance                Balance
-------------------------------------------    --------------             --------------       -------------------
  50,000.01   to  100,000.00...............         15                     $1,388,400.03             4.98%
 100,000.01   to  150,000.00...............          3                       $382,000.00             1.37%
 150,000.01   to  200,000.00...............          4                       $738,267.29             2.65%
 200,000.01   to  250,000.00...............          3                       $723,664.54             2.60%
 250,000.01   to  300,000.00...............          9                     $2,507,920.46             9.00%
 300,000.01   to  350,000.00...............          2                       $628,485.00             2.25%
 350,000.01   to  400,000.00...............          4                     $1,502,475.01             5.39%
 400,000.01   to  450,000.00...............          3                     $1,238,119.09             4.44%
 450,000.01   to  500,000.00...............          4                     $1,889,650.00             6.78%
>500,000.00................................         18                    $16,877,101.19            60.54%
                                               --------------             --------------       -------------------
                  Total...............              65                    $27,876,082.61           100.00%
                                               ==============             ==============       ===================

                The average Cut-off Date Scheduled Principal Balance is approximately $428,862.81.